UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 5, 2002
(Date of Report - Date of earliest event reported on)

COMMUNITY BANCORP.

Vermont	000-16435	03-0284070
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Derby Road, Derby, Vermont	05829
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number: (802) 334-7915

Not Applicable
(Former name, former address, if changed since last report)

Item 5. Other Events. On July 5, 2002, Community Bancorp. announced the earnings and other financial information for the period ended June 30, 2002. The Press Release is as follows:

PRESS RELEASE

Community Bancorp. Reports Earnings and Dividend

Derby, VT	July 2, 2002	For immediate release

For more information contact: Richard C. White at (802)-334-7915

     Community Bancorp., the parent company of Community National Bank, of Derby, VT has reported earnings for the quarter ended June 30, 2002 of $948,460 or $0.27 per share, as compared to $640,976 or $0.18 per share for the same period a year ago. Year to date earnings were reported to be $1,564,383 or $0.44 per share compared to $1,129,894 or $0.32 per share for the first six months of 2001.

     As of June 30, 2002, the company reported assets of $290,170,266 with total loans of $195,013,896 and deposits of $238,587,038.

     In commenting on the company's growth and earnings performance, President Richard White said that part of the earnings improvement this quarter came from nonrecurring income from the sale of the bank's trust department to its new affiliate, Community Financial Services Group LLC, which more than offset a nonrecurring write-down of goodwill associated with the company's acquisition of the Liberty Savings Bank charter in NH five years ago. "In addition to these nonrecurring items," White said, "we are well ahead of where we were a year ago due in part to last year's growth and in part to a high level of mortgage activity, relatively constant spreads and fewer loan losses."

     The company also reported that the bank's new Montpelier Office had deposits totaling $6.3 million and loans of $11.6 million as of June 30, 2002 after approximately one year in operation.

     The company's board of directors has declared a cash dividend of 16 cents per share, payable August 1 to shareholders of record as of July 15, 2002.

     Community National Bank is an independent bank that has been serving its communities since 1851, with offices now located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury and Montpelier.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY BANCORP.

DATED: July 5, 2002	/s/Stephen P. Marsh
Stephen P. Marsh,
Vice President & Treasurer